Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE


           UNIONBANCORP, INC. ANNOUNCES RESIGNATION OF PRESIDENT & CEO

OTTAWA, IL, September 3, 2003 - Dennis J. McDonnell, Chairman of the Board of UnionBancorp, Inc. (Nasdaq: UBCD), announced today that Charles J. Grako has resigned his position as President and Chief Executive Officer of the Company, effective immediately. Mr. Grako, who was named the Company's President in 1999 and Chief Executive Office in 2000, also resigned all other directorships, offices and positions he held with the Company's subsidiaries.

"I would like to personally thank Charlie for his dedication and service throughout his tenure here at UnionBancorp," commented McDonnell on the announcement. "He has been a key factor in the Company's growth and development, and we wish him and his family the best as he moves on to his next challenge. With the strong management team in place, we are confident that our core business will remain strong as we continue moving forward to implement our vision and maximize our growth opportunities."

Mr. Grako stated that he and his family reached this very difficult decision after concluding that he would like an opportunity to pursue other avenues. "I'm ready for a new challenge and am very proud to have led this Company and of the substantial progress we've made. In my role as CEO, I was devoted to creating and executing strategy to form the foundation for the Company's future growth and success. As part of these efforts, we've developed a strong and motivated management team that will provide the backbone and support for the new CEO." Grako concluded by saying, "I'll continue to have tremendous interest in the future success of UnionBancorp."

The Board of Directors is actively seeking a successor for Mr. Grako and appointed Dewey R. Yaeger, Senior Vice President & Chief Credit Officer, as interim President and CEO. Yaeger joined the Company in 2003 with over 41 years of progressive commercial lending and management experience. Yaeger most recently served as the President and Chief Executive Officer of Castle Bank, N.A. headquartered in De Kalb, Illinois.

About the Company

UnionBancorp, Inc. is a regional financial services company based in Ottawa, Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance and Investment services at each of its locations. The Company's market area extends from the far Western suburbs of the Chicago metropolitan

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area across Central and Northern Illinois to the Mississippi River in Western
Illinois.

UnionBancorp common stock is listed on The Nasdaq Stock Market under the symbol "UBCD." Further information about UnionBancorp, Inc. can be found at the Company's website at http://www.ubcd.com.
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Safe Harbor Statement

This release may contain "forward-looking" statements. Forward looking statements are identifiable by the inclusion of such qualifications as "expects", "intends", "believes", "may", "likely" or other indications that the particular statements are not based upon fact but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.


Contact: Dewey R. Yaeger                      Kurt R. Stevenson
         Interim President and CEO            Vice President and CFO
         UnionBancorp, Inc.                   UnionBancorp, Inc.
         (800) 352-8223                       (800) 352-8223


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